Exhibit 10.39

FLEETCOR TECHNOLOGIES, INC.

2010 EQUITY COMPENSATION PLAN

KEY EMPLOYEE

STOCK GRANT CERTIFICATE

THIS STOCK GRANT CERTIFICATE evidences a Stock Grant under the FleetCor Technologies, Inc. 2010 Equity Compensation Plan (“Plan”) to Key Employee as of the Grant Date for the Number of Shares of Stock all as defined below and all subject to the terms and conditions set forth in § 1 through § 14 of Exhibit A to this Stock Grant Certificate.

“Key Employee”:	<<Name>>

“Grant Date”:	<<Date>>

“Number of Shares of Stock”:	<<Shares >>

Goal Schedule

Performance Goal Number	Objective	Shares Subject to Performance Goal	Determination Date
Goal 1
Goal 2
Goal 3
Goal 4

FLEETCOR TECHNOLOGIES, INC.

BY:
TITLE:

STOCK GRANT CERTIFICATE

EXHIBIT A

TERMS AND CONDITIONS

§ 1. Plan and Stock Grant Certificate. This Stock Grant is subject to all of the terms and conditions set forth in this Stock Grant Certificate and in the Plan. If a determination is made that any term or condition set forth in this Stock Grant Certificate is inconsistent with the Plan, the Plan shall control. All of the capitalized terms not otherwise defined in this Stock Grant Certificate shall have the same meaning in this Stock Grant Certificate as in the Plan. A copy of the Plan will be made available to Key Employee upon written request to the Corporate Secretary of the Company.

§ 2. Stockholder Status. If a dividend is paid or any other distribution is made with respect to a share of Stock after such share of Stock has been issued under this Stock Grant but before the first date Key Employee’s interest in such share of Stock becomes completely non-forfeitable, the Company shall hold such dividend or other distribution until his or her interest in such share of Stock is completely non-forfeitable and then shall pay such dividend (without interest) or make such distribution (without interest) directly to such Key Employee before the end of the 45 day period which starts on the date his or her interest in such share of Stock becomes completely non-forfeitable. Key Employee shall have the right to vote the Stock issued under this Stock Grant until Key Employee’s right to such shares is forfeited or becomes nonforfeitable. If Key Employee forfeits any shares of Stock under § 3, Key Employee shall at the same time forfeit his or her right to vote such shares and to receive any dividends paid or other distributions made with respect to such shares. Key Employee shall have no rights as a stockholder with respect to any shares of Stock subject to this Stock Grant (other than voting rights) until Key Employee’s interest in such shares has become nonforfeitable.

§ 3. Vesting and Forfeiture.

(a)	Vesting. Subject to § 3(b):

(1) [Goal Vesting: If a performance goal for the Company listed on the Goal Schedule set forth on the cover page of the Stock Grant Certificate is met as of its specified determination date and Key Employee has remained continuously employed by the Company through such determination date, then the number of shares of Stock subject to such performance goal shall become nonforfeitable.]

(2) [Service Vesting:

(i)

If Key Employee remains continuously employed by the Company until the [    ] anniversary of the Grant Date, Key Employee’s interest in             % of the Stock (rounded down to the nearest whole share of Stock) subject to this Stock

Grant shall become nonforfeitable as of such anniversary of the Grant Date;

(ii)	if Key Employee remains continuously employed by the Company until [ ] anniversary of the Grant Date, Key Employee’s interest in % of the Stock (rounded down to the nearest whole share of Stock) subject to this Stock Grant shall become nonforfeitable as of such anniversary of the Grant Date;

(iii)	if Key Employee remains continuously employed by the Company until the [ ] anniversary of the Grant Date, Key Employee’s interest in % of the Stock (rounded down to the nearest whole share of Stock) subject to this Stock Grant shall become nonforfeitable as of such anniversary of the Grant Date; and

(iv)	if Key Employee remains continuously employed by the Company until the [ ] anniversary of the Grant Date, Key Employee’s interest in % of the Stock (rounded down to the nearest whole share of Stock) subject to this Stock Grant shall become nonforfeitable as of such anniversary of the Grant Date.]

(b)	Forfeiture. If Key Employee’s employment with the Company terminates for any reason before his or her interest in shares of Stock subject to this Stock Grant have become nonforfeitable under § 3(a) or if a performance goal for the Company that is a vesting condition for shares of Stock subject to this Stock Grant is not met, then he or she shall forfeit such shares of Stock subject to this Stock Grant which have not become nonforfeitable under § 3(a).

(c)	Company. For purposes of this § 3 and § 7 of this Stock Grant Certificate the term Company shall include the Company, a Parent, or a Subsidiary or Affiliate or any combinations of such organizations, and there shall be no termination of employment with the Company as a result of a transfer between any such organizations and no termination of employment as long as Key Employee continues to be employed by at least one such organization.

§ 4. Stock Certificates. The Company shall issue a restricted stock certificate for the shares of Stock subject to this Stock Grant in the name of Key Employee upon Key Employee’s execution of the irrevocable stock power in favor of the Company attached as Exhibit A. The Secretary of the Company shall hold such restricted stock certificate representing such shares and any dividends paid or other distributions made with respect to such shares of Stock until such time as Key Employee’s interest in such shares has become nonforfeitable or has been forfeited. As soon as practicable after the date as of which his or her interest in any shares becomes nonforfeitable under § 3(a), the Company shall issue or deliver to Key Employee a stock certificate reflecting the shares in which his interest has become nonforfeitable on such date (together with dividends paid (without interest) and any distributions made (without interest) with respect to the shares that had been held by the Company). If any shares of Stock are forfeited, the shares (together with any dividends paid or distributions made with respect to the shares that have been held by the Company) automatically shall revert back to the Company.

§ 5. Change in Control. If (1) there is a Change in Control on any date and the Plan and the Stock Grant are continued in full force and effect or there is an assumption or substitution of the Stock Grant pursuant to the merger or other agreement which effects such Change in Control and (2) Key Employee’s employment is terminated at the Company’s initiative for reasons other than Cause or is terminated at Key Employee’s initiative for Good Reason within the Protection Period, then Key Employee’s right to the shares subject to the Stock Grant shall fully vest and be non-forfeitable on the date his or her employment so terminates (without regard to § 3 of this Stock Grant Certificate) in accordance with § 14 of the Plan as in effect on the Grant Date. If there is a Change in Control on any date and the Stock Grant is not continued in full force and effect or there is no assumption or substitution of the Stock Grant pursuant to the merger or other agreement which effects such Change in Control, then Key Employee’s right to the shares of Stock subject to the Stock Grant shall fully vest and be non-forfeitable in accordance with § 14 of the Plan (as in effect on the Grant Date) on the date of the Change in Control.

§ 6. Non-Transferability. Neither this Stock Grant nor any interest in this Stock Grant or in any dividends or other distributions made with respect the shares of Stock subject to this Stock Grant which are held by the Company may be transferred or assigned by Key Employee to any other person whomsoever.

§ 7. Resale of Shares. Upon the receipt of vested shares of Stock, Key Employee shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resell or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.

§ 8. Not Contract; No Shareholder Rights; Construction of Stock Grant Certificate. This Stock Grant Certificate (1) shall not be deemed a contract of employment, (2) shall not give Key Employee any rights of any kind or description whatsoever as a shareholder of the Company except as expressly provided in § 2, (3) shall not confer on Key Employee any rights upon his or her termination of employment in addition to those rights expressly set forth in this Stock Grant Certificate, and (4) shall be construed exclusively in accordance with the laws of the State of Delaware.

§ 9. Other Conditions. If so requested by the Company, Key Employee shall (as a condition to the transfer of any vested shares of Stock) enter into any other agreement or make such other representations prepared by the Company which in relevant part will restrict the transfer of Stock acquired pursuant to this Stock Grant and will provide for the repurchase of such Stock by the Company under certain circumstances. Further, if so requested by the Company, Key Employee shall (as a condition to this Stock Grant) enter into any other agreement or make such other representations requested by the Company, including but not limited to any noncompetition agreements requested by the Company.

§ 10. Tax Withholding. The Company shall have the right to satisfy any applicable tax withholding requirements arising out of the vesting of this Stock Grant by electing to (1) withhold shares of Stock that otherwise would be transferred to such Key Employee, (2) require the Key Employee to deliver to the Company cash, (3) require the Key Employee to deliver to the Company previously owned shares of Stock to the extent necessary to satisfy such requirement or (4) take any combination of the foregoing or take any other action that the Company deems necessary or appropriate under the circumstances; provided, however, that any such action by the Company shall not result in a violation of Section 16(b) of the 1934 Act.

§ 11. Section 16a. If Key Employee, at the time he or she proposes to exercise any rights under this Stock Grant, is an officer or director of the Company, or is filing ownership reports with the Securities and Exchange Commission under Section 16(a) of the 1934 Act, then Key Employee should consult the Company before Key Employee exercises such rights to determine whether the securities law might subject him or her to additional restrictions upon the exercise of such rights.

§ 12. Other Laws. The Company shall have the right to refuse to transfer vested shares of Stock subject to this Stock Grant to Key Employee if the Company acting in its absolute discretion determines that the transfer of such shares is (in the opinion of the Company’s legal counsel) likely to violate any applicable law or regulation.

§ 13. Binding Effect. This Stock Grant Certificate shall be binding upon the Company and Key Employee and their respective heirs, executors, administrators and successors.

§ 14. Headings and Sections. The headings contained in this Stock Grant Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Grant Certificate. All references to sections in this Stock Grant Certificate shall be to sections of this Stock Grant Certificate unless otherwise expressly stated as part of such reference.

Exhibit A

Irrevocable Stock Power

As a condition to the issuance to the undersigned of a stock certificate for the              shares of Stock which were granted to the undersigned as a Stock Grant under FleetCor Technologies, Inc. 2010 Equity Compensation Plan in the Stock Grant Certificate dated                     , the undersigned hereby executes this Irrevocable Stock Power in order to sell, assign and transfer to FleetCor Technologies, Inc. the shares of Stock subject to such Stock Grant for purposes of effecting any forfeiture called for under § 3 of the Stock Grant Certificate and does hereby irrevocably give FleetCor Technologies, Inc. the power (without any further action on the part of the undersigned) to transfer such shares of Stock on its books and records back to FleetCor Technologies, Inc. to effect any such forfeiture. This Irrevocable Stock Power shall expire automatically with respect to the shares of Stock on the date such shares of Stock are no longer subject to forfeiture under § 3 of such Stock Grant Certificate.

Date